UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 10, 2023

Date of Report (Date of earliest event reported)

OmniLit Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41034	87-0816957
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Lincoln Road, Suite 500 Miami Beach FL	33139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (786) 750-2820

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock, $0.0001par value, and one-half of a redeemable warrant	OLITU	The Nasdaq Stock Market LLC
Class A common stock, included as part of the units	OLIT	The Nasdaq Stock Market LLC
Redeemable warrants included as part of the units, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	OLITW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On April 3, 2023, the Board of Directors (the “Board”) of OmniLit Acquisition Corp. (the “Company”) accepted the resignations of Kent Weldon, Mark Norman, and Jim Jenkins effective immediately. Their resignations were for personal reasons and not due to a disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Mr. Jenkins served as a member of the audit committee, Mr. Norman served as a member of the compensation committee and chair of the audit committee, and Mr. Weldon served as a member of both the audit committee and the compensation committee.

On December 21, 2022, OLIT held a special stockholder meeting where the stockholders approved an amendment to OLIT’s Amended and Restated Certificate of Incorporation extending the date by which OLIT has to consummate a business transaction from February 12, 2023 to November 12, 2023.

On April 3, 2023, the Company appointed, Mr. Wally Bishop, Mr. Brent Rosenthal, and Mr. Albert Manzone to the Board to fill vacancies created by the resignations of Mr. Weldon, Mr. Norman, and Mr. Jenkins, in accordance with the Company’s charter and by-laws. Mr. Bishop, Mr. Rosenthal, and Mr. Manzone have been appointed as independent directors to the audit committee, with Mr. Bishop serving as chair. Mr. Rosenthal and Mr. Manzone have been appointed to the compensation committee, with Mr. Manzone serving as chair. Consistent with previous board appointments, new appointments are in accordance with the Company’s prospectus. Each newly-appointed director will not receive cash compensation for their service on the Board. There are no arrangements or understandings pursuant to which Mr. Bishop, Mr. Rosenthal, or Mr. Manzone were selected as directors. Each newly appointed director has no direct or indirect material interest in any transactions required to be disclosed under Item 404(a) of Regulation S-K.

Mr. Bishop brings decades of expertise on regulatory compliance, independent financial audits, and corporate governance. He began his career as an audit manager at KPMG in 1985. He held the positions of Chief Administrative Officer for Barclay’s Bank (NYSE: BSC) from 1995-1997. He joined Deutsche Bank (NYSE: DB) in 1997 retiring as Chief Operating Officer of Deutsche Bank’s US Bank after over two decades in 2019. Mr. Bishop served as a senior advisor to the SPAC Thunder Bridge Capital Acquisition II, which merged with indie Semiconductor in 2021 (NASDAQ: INDI). As Chair of the Audit Committee, Mr. Bishop will provide the independent oversight of independent auditors. Mr. Bishop received his BBA from Baruch College and an MBA from St. John’s University.

Mr. Rosenthal brings decades of expertise in M&A and financings in public and private markets for equity and debt in the communications end-markets. Mr. Rosenthal started his career as an auditor at Deloitte in 1993. As a partner in affiliates of W.R. Huff Asset Management from 2002-2016, he served as an adviser and observer of the board of directors of Virgin Media (NASDAQ: VMED) and as a consultant to the company, providing operations improvement services, financial analysis, and recommendations. From 2007 through 2010, he served as an advisor to the executive management of Time Warner Cable (NASDAQ: TWC). In addition, Mr. Rosenthal worked on financing the bank debt and sub-debt for Nielsen (NYSE: NLSN) in a public-to-private market transaction and supported the venture capital investment behind American Idol (NASDAQ: CKXE) and certain IP rights. Mr. Rosenthal served on the Board of Directors of Rentrak (NASDAQ: RENT) from 2008 to 2016 including as non-executive Chairman of the board from 2011 through 2016. Most recently, Mr. Rosenthal has been focused on small and micro-cap equities especially in communications end-markets that is seeing increasing use of optics and photonics, OLIT’s focus. Mr. Rosenthal earned his B.S. from Lehigh University and an MBA at Cornell University.

Mr. Manzone brings decades of expertise in strategic vision, operational excellence, M&A, talent development, and compensation planning. Mr. Manzone was at McKinsey and Company from 1993-1997, followed by PepsiCo (NASDAQ:PEP) for over a decade, working on many critical initiatives in the global operations including the acquisition and post-close operations integration of Tropicana, Quaker, and Tropicana. Mr. Manzone has held numerous executive leadership roles including President, Europe at Oettinger Davidoff AG; President Consumer Health, Southeast Europe, at Novartis (NYSE: NVS); President, Europe at Wm. Wrigley Jr. Company; and CEO of Whole Earth Brands (NASDAQ: FREE) leading a successful turnaround and doubling in size. Mr. Manzone serves as Director and Member of the Talent & Compensation Committee on the Perrigo (NYSE: PRGO) Board; Member of the Board of Trustees of Northwestern University; President of the Board of the Northwestern Alumni Association; and Director of the Price Albert II of Monaco Foundation for the Environment. He holds a Master of Business Administration from the Kellogg Graduate School of Management at Northwestern University, and a graduate degree in international business from the Sorbonne University.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated April 10, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 10, 2023

OmniLit Acquisition Corp.

By:	/s/ Al Kapoor
Name:	Al Kapoor
Title:	Chairman and Chief Executive Officer

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